UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

NORTHWEST PIPE COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 29, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders to be held on Tuesday, June 14, 2011, at 9:00 a.m. (local time) at the Heathman Hotel in downtown Portland, Oregon.

The actions we expect to take at our Annual Meeting are described in detail in the attached Notice of 2011 Annual Meeting of Shareholders and Proxy Statement.

YOUR VOTE IS IMPORTANT. We encourage you to read the Proxy Statement and vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement and proxy card.

Thank you for your support and continued interest in Northwest Pipe Company.

Sincerely,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Northwest Pipe Company:

The 2011 Annual Meeting of Shareholders (the “Annual Meeting”) of Northwest Pipe Company will be held on Tuesday, June 14, 2011 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.	To elect two directors to serve for three-year terms;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3.	To hold an advisory vote on the Company’s executive compensation;

4.	To hold an advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 25, 2011 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

It is important that your shares be represented and voted at the meeting. Please complete, sign and return your proxy card, or use the Internet or telephone voting systems.

We are enclosing a copy of the 2010 Annual Report to Shareholders with this Notice and Proxy Statement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2011: This proxy statement and the Company’s 2010 Annual Report to Shareholders are also available at www.nwpipe.com/proxy.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

April 29, 2011

PROXY STATEMENT FOR THE

2011 ANNUAL MEETING OF SHAREHOLDERS OF

NORTHWEST PIPE COMPANY

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

(360) 397-6250

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 14, 2011

INTRODUCTION

General

This Proxy Statement and the accompanying 2010 Annual Report to Shareholders are being furnished to the shareholders of Northwest Pipe Company, an Oregon corporation (the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, June 14, 2011 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205, at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to vote on the following matters: (i) the election of two directors to serve for three-year terms; (ii) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011; (iii) an advisory vote on the Company’s executive compensation; (iv) an advisory vote on the frequency of shareholder advisory votes on the Company’s executive compensation; and (v) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card and the 2010 Annual Report to Shareholders, are first being mailed to shareholders of the Company on or about May 13, 2011.

The Board of Directors has fixed the close of business on April 25, 2011 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 9,311,055 shares of Common Stock then outstanding.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted in accordance with the recommendations of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the Annual Meeting.

Q:	Why is the Company providing these materials?

A:	The Company’s Board of Directors is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareholders, which will take place on June 14, 2011 at 9:00 a.m. at the Heathman Hotel in downtown Portland. Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of two members of the Board of Directors (Proposal No. 1);

•	the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 (Proposal No. 2);

•	the advisory vote on executive compensation (Proposal No. 3); and

•	the advisory vote on the frequency of holding an advisory vote on executive compensation (Proposal No. 4).

We will also consider other business that properly comes before the Annual Meeting.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” the election of the Board’s nominees for election to the Board of Directors; “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm; “FOR” the advisory vote on executive compensation; and for the “1 YEAR” option for the advisory vote on the frequency of holding an advisory vote on executive compensation.

Q:	What shares owned by me can be voted?

A:	All shares of the Company’s common stock owned by you as of the close of business on April 25, 2011 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (i) held directly in your name as the shareholder of record, and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record of those shares and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. You may also vote your shares as described below under “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a legal proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	To vote your shares without attending the meeting, please sign, date and return the enclosed proxy card, or follow the instructions for Internet or telephone voting on the enclosed proxy card. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by Internet or telephone.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the Company’s Corporate Secretary, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the Annual Meeting.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” or “WITHHOLD AUTHORITY” from voting for each of the director nominees. If you vote your shares without providing specific instructions, your shares will be voted FOR the nominees for election to the Board of Directors. If you vote to “WITHHOLD AUTHORITY” to vote for a nominee for election as a director, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be counted and will have no effect in determining whether the nominee is elected.

With respect to the proposal for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the advisory vote on executive compensation, you may vote “FOR” or “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board. With respect to the advisory vote on the frequency of holding an advisory vote on compensation, you may vote “1 YEAR” or “2 YEARS” or “3 YEARS” or “ABSTAIN.” If you vote to “ABSTAIN” from voting on the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm, the advisory vote on executive compensation, or the advisory vote on the frequency of holding an advisory vote on executive compensation, the shares represented will be counted as present for the purpose of determining a quorum, but with respect to any proposal on which there was a vote to “ABSTAIN” they will not be counted and will have no effect in determining whether the proposal is approved.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is not voting on non-routine matters. A broker non-vote occurs when a broker expressly instructs on a proxy card that the broker is not voting on a matter, whether routine or non-routine. Proposal No. 2 contained in these proxy materials is considered a routine matter, so unless you have provided otherwise, your broker will have discretionary authority to vote your shares on Proposal No. 2. However, Proposals No. 1, 3 and 4 are considered non-routine matters, so unless you have provided instructions to your broker with respect to Proposals No. 1, 3 and 4, your broker will not have authority to vote your shares on any of those proposals and your shares will constitute broker non-votes. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of shares entitled to vote or votes cast for or against a proposal.

Q:	What is the quorum requirement for the Annual Meeting ?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting.

Q:	What is the voting requirement to approve the proposals?

A:	The election of the director nominees requires the affirmative “FOR” vote of a plurality of the votes cast in the election. The proposals for ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm and the advisory vote on executive compensation require the affirmative “FOR” vote of a majority of the votes cast on the proposal. For the proposal for the advisory vote on the frequency of holding an advisory vote on executive compensation, the option that receives the highest number of votes cast by shareholders will be the frequency selected by shareholders.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Richard A. Roman, our President and Chief Executive Officer, and William R. Tagmyer, our Chairman of the Board, were designated by the Board of Directors. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld) and where a choice has been specified by you as provided in the proxy card, it will be voted in accordance with the instructions you indicate on the proxy card. If you vote your shares without providing specific instructions regarding each of the proposals, your shares will be voted on each proposal as recommended by the Board of Directors.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	You may receive more than one set of proxy materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate set of proxy materials for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please vote your shares for each set of proxy materials that you receive by following the instructions in the enclosed proxy card.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the Annual Meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•	provide written notice of the revocation to the Company’s Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661, prior to the vote at the Annual Meeting; or

•	attend the meeting and vote in person.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish final results in the Company’s Current Report on Form 8-K filed by the Company within four business days after the Annual Meeting.

Q.	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this Proxy Statement, the Company does not expect any additional matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Richard A. Roman, the Company’s President and Chief Executive Officer, and William R. Tagmyer, the Company’s Chairman of the Board, will vote your shares on any additional matters properly presented for a vote at the Annual Meeting in a manner directed by a majority of the Board of Directors.

Q:	Who will count the vote?

A:	BNY Mellon Shareowner Services, the Company’s transfer agent, has been appointed to act as the inspector of election and will tabulate the votes. In the event BNY Mellon Shareowner Services is unable to do so, a representative of the Company’s legal counsel, Ater Wynne LLP, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board of Directors. Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to the Company’s management.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

CORPORATE GOVERNANCE

Our Board of Directors and management have committed themselves to establishing a strong corporate governance environment and to adopting best practices as they most meet the needs and goals of the Company. To that end, we hired a Director of Compliance and Controls in August 2010. Additionally, as part of that commitment, we have adopted Corporate Governance Principles, which cover such topics as qualifications and independence of Board members, the selection, orientation, and continuing education of Board members, as well as other topics designed to promote effective governance by the Board of Directors. We have also adopted a Code of Business Conduct and Ethics, which applies to all employees, officers and directors of the Company and sets forth guidance to help in recognizing and dealing with ethical issues, to provide mechanisms for reporting unethical conduct, and to promote a culture of honesty and accountability. Copies of our Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

We also adopted a Policy for Reporting Financial Irregularities (“Whistleblower Policy”), which is intended to create a workplace environment that encourages the highest standards of ethical, moral, and legal business conduct. The Whistleblower Policy establishes procedures for any person to confidentially and anonymously report violations by us or any of our personnel of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains procedures for submission of complaints involving our accounting practices and internal accounting controls.

Director Independence

The Board of Directors has determined that Michael C. Franson, Wayne B. Kingsley, Keith R. Larson and James E. Declusin are independent. The Board has established director independence guidelines as part of the Corporate Governance Principles to assist in determining director independence in accordance with the standards of the Nasdaq Stock Market. The director independence guidelines provide that none of the following will be an “independent director”:

(A) a director who is, or at any time during the past three years was, employed by the Company;

(B) a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

provided, however, that in addition to the requirements contained in this paragraph (B), Audit Committee members are also subject to additional, more stringent requirements under NASDAQ Rule 5606(c)(2).

(C) a director who is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in the Company’s securities; or

(ii) payments under non-discretionary charitable contribution matching programs.

(E) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company serve on the compensation committee of such other entity; or

(F) a director who is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Leadership Structure and Risk Oversight

The Company’s Corporate Governance Principles provide that the independent members of the Board of Directors will select a lead director from among the independent directors if the positions of Chairman of the Board and Chief Executive Officer are held by the same person or if the Chairman of the Board is not an independent director. The responsibilities of the Chairman of the Board include the following: set Board meeting agendas in collaboration with the CEO; preside at Board meetings and the annual shareholders meeting; assign tasks to the appropriate committees; and ensure that information flows openly between management and the Board. The responsibilities of the lead director include the following: coordinate the activities of the independent directors; make recommendations to the CEO in setting Board meeting agendas on matters concerning the independent directors; prepare the agenda for executive sessions of the independent directors, chair those sessions and be primarily responsible for communications between the independent directors and the CEO. William R. Tagmyer, the Chairman of our Board of Directors, is not “independent” within the meaning of the applicable rules of the Nasdaq Stock Market. Accordingly, at the time the Company’s Corporate Governance Principles were adopted, the Board selected one of the independent directors, Richard A. Roman, to serve as Lead Director. Mr. Roman resigned his position as Lead Director when he was appointed as the Company’s Chief Executive Officer in March 2010. In December 2010, the remaining independent directors appointed James E. Declusin as the Board’s new Lead Director.

The Board of Directors oversees management’s Company-wide risk management activities. Management’s risk management activities include assessing and taking actions necessary to manage risks incurred in connection with the long-term strategic direction of the Company and the operation of our business. The Board of Directors uses its committees to assist in its risk oversight function. The Compensation Committee is responsible for oversight of risk associated with our compensation plans. The Nominating and Governance Committee is responsible for oversight of board processes and corporate governance-related risk. The Audit Committee is responsible for oversight of our financial reporting process, financial internal controls and compliance activities, the qualification, independence and performance of our independent auditors, and compliance with applicable legal and regulatory compliance requirements. The Board of Directors maintains overall responsibility for oversight of the work of its various committees by having regular reports from the chairman of each Committee with respect to the work performed by his respective Committee. In addition, discussions about the Company’s strategic plan, financial results, capital structure, merger and acquisition related activity and other business discussed with the Board generally includes discussion of the risks associated with the matters under consideration.

Board of Directors Meetings

The Board of Directors met seven times during 2010. Each director attended more than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served. Members of the Board of Directors are also encouraged to attend the Company’s annual meeting of shareholders each year. All of the members of the Board of Directors attended the Company’s 2010 Annual Meeting of Shareholders.

Board of Directors Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees consists of independent directors and each of the Committees has adopted a written charter which is available on the Company’s website at www.nwpipe.com under the heading “Corporate Governance”, or by writing to Northwest Pipe Company, attn. Corporate Secretary, 5721 SE Columbia Way, Suite 200, Vancouver, WA 98661.

The table below lists the current membership of each Committee.

	Audit Committee		Compensation Committee		Nominating and Governance Committee
Name:
James E. Declusin			X
Michael C. Franson	X		X		X	*
Wayne B. Kingsley	X	*			X
Keith R. Larson	X		X	*

*	Committee Chairman

Audit Committee. The Audit Committee of the Board of Directors is responsible for the oversight and monitoring of: the integrity of the Company’s financial reporting process, financial internal control systems, accounting and legal compliance and the integrity of our financial reporting; the qualifications, independence and performance of our independent auditors; our compliance with applicable legal and regulatory requirements; and the maintenance of an open and private, if necessary, communication among the independent auditors, management, legal counsel and the Board. The Audit Committee met 83 times in 2010. Each member of the Audit Committee is “independent” as defined by applicable U.S. Securities and Exchange Commission (“SEC”) and Nasdaq Stock Market rules. The Board of Directors has determined that Mr. Franson qualifies as an “audit committee financial expert” as defined by the rules of the SEC.

Audit Committee Report. Management is responsible for preparing the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent accountants on the basis of the information it receives, discussions with the independent accountants and the experience of the Audit Committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Wayne B. Kingsley

Keith R. Larson

Michael C. Franson

Compensation Committee. The Compensation Committee of the Board of Directors is responsible for the oversight and determination of executive compensation by: reviewing, recommending and approving salaries and other compensation of the Company’s executive officers; administering the Company’s equity incentive and compensation plans, including reviewing, recommending and approving stock option and other equity incentive and compensation awards to executive officers; and reviewing, recommending and taking action upon any other compensation practices or policies of the Company as the Board may request or the Committee may determine to be appropriate. The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of executive compensation. The Compensation Committee met nine times in 2010.

Nominating and Governance Committee; Nominations by Shareholders. The Nominating and Governance Committee of the Board of Directors recommends to the Board of Directors corporate governance principles for the Company, identifies qualified candidates for membership on the Board of Directors, and proposes nominees for election as directors. Each of the members of the Nominating and Governance Committee is “independent” as defined by applicable Nasdaq Stock Market rules. The Nominating and Governance Committee did not meet in 2010.

In identifying qualified candidates for the Board of Directors, the Nominating and Governance Committee will consider recommendations by shareholders. Shareholder recommendations as to candidates for election to the Board of Directors may be submitted to Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661. The Nominating and Governance Committee will evaluate potential nominees, including candidates recommended by shareholders, by reviewing qualifications, considering references, and reviewing and considering such other information as the members of the Nominating and Governance Committee deem relevant. The Company’s Corporate Governance Principles specify that the criteria used by the Nominating and Governance Committee in the selection, review and evaluation of possible candidates for vacancies on the Board should include factors relating to whether the candidate would meet the definition of “independent” as well as skills, occupation and experience in the context of the needs of the Board. All candidates for election to the Board of Directors must be individuals of character, integrity and honesty. The Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates; however, the Board does consider diversity in reviewing director nominee candidates. The Nominating and Governance Committee has not employed any third parties to help identify or screen prospective directors in the past, but may do so at the discretion of the Nominating and Governance Committee.

The Company’s Bylaws permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in the Company’s Bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder.

Communications with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver WA 98661. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

ELECTION OF DIRECTORS

(Proposal No. 1)

At the Annual Meeting, two directors will be elected for three-year terms. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fail to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

The Company’s Articles of Incorporation provide that the Board of Directors shall be composed of not less than six and not more than nine directors. The Board of Directors has fixed the number of directors at six. The Company’s directors are divided into three classes. The term of office of only one class of directors expires each year, and their successors are generally elected for terms of three years, and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors

The following table sets forth the names of and certain information about the Board of Directors’ nominee for election as a director and those directors who will continue to serve after the Annual Meeting.

	Age	Director Since	Expiration of Current Term	Expiration of Term For Which Nominated
Nominees:
William R. Tagmyer	73	1986	2011	2014
Wayne B. Kingsley	68	1987	2011	2014
Continuing Directors:
Keith R. Larson	53	2007	2012	—
Richard A. Roman	59	2003	2012	—
Michael C. Franson	56	2007	2013	—
James E. Declusin	68	2010	2013	—

Nominees for Director

William R. Tagmyer has been the Chairman of the Board of Directors since 1986. From 1986 to January 1998, Mr. Tagmyer also served as our President and from 1986 to January 2001 as CEO. He worked for L. B. Foster Company, another steel pipe manufacturer, from 1975 to 1986. Prior to 1975, Mr. Tagmyer was employed by U.S. Steel Corporation and FMC Corporation in the areas of sales, marketing, product management and contract administration. Mr. Tagmyer brings to the Board over fifty years of experience in steel and steel-related industries and twenty-five years of experience in leadership positions with the Company.

Wayne B. Kingsley has been a director of the Company since 1987. Mr. Kingsley is Chairman of the Board of Directors of American Waterways, Inc., a privately held passenger vessel excursion company. From 1985 to 2002, Mr. Kingsley served as Chairman of the Board of Directors of InterVen Partners, Inc., a venture capital management company, and served as General Partner of the venture capital funds managed by InterVen Partners, Inc. Mr. Kingsley also serves on the Board of Directors of one not-for-profit entity. Currently, he is the Chairman of the Audit Committee and a member of our Nominating and Governance Committee. Mr. Kingsley brings to the Board 23 years of experience as a member of the Board of Directors and investor in the Company, as well as his background as a manager and investor of venture capital funds and more recent experience as chairman of a privately held passenger vessel excursion company.

Continuing Directors

Keith R. Larson has been a director of the Company since May 2007. Mr. Larson is a Vice President of Intel Corporation and Managing Director of Intel Capital, Intel Corporation’s venture investment group. Mr. Larson was appointed Vice President in 2006 and has served as a Managing Director of Intel Capital since 2004, managing a team of investment professionals focused on identifying, making, and managing strategic investments. For approximately three months in 2004, Mr. Larson managed the Western Europe and Israel investment team of Intel Capital. From 1999 to 2003, Mr. Larson was a Sector Director managing teams of investment professionals investing in communications, networking, and data storage sectors. Mr. Larson also serves on the Board of Directors of one not-for-profit entity and one state government council. Currently, he is the Chairman of our Compensation Committee and a member of the Audit Committee. Mr. Larson brings to the Board his experience as a senior executive in corporate development in a large multinational public company.

James E. Declusin has been a director of the Company since August 2010. Mr. Declusin served as President and CEO of Evraz Inc. NA until February 2010 and as President and CEO of Oregon Steel Mills, Inc. from August 2003 until Oregon Steel Mills was acquired by Evraz Group SA in January 2007. He served as a director of Oregon Steel Mills and Evraz Inc. NA from 2000 until 2010. Mr. Declusin spent sixteen years with California Steel Industries, most recently serving as Senior Executive Vice President and Chief Operating Officer, retiring on October 31, 2000. Prior to that time, he spent seventeen years in various management positions in the commercial area of Kaiser Steel Corporation. Currently, he is the Board’s Lead Director and a member of the Compensation Committee. Mr. Declusin brings to the Board over 40 years of experience in the steel industry, including, most recently, as president and chief executive officer of a large publicly-held steel manufacturing company.

Michael C. Franson has been a director of the Company since January 2007. Mr. Franson is a founder and is President of St. Charles Capital LLC, an investment banking firm formed in 2005. St. Charles Capital provides expertise in mergers and acquisitions, raising private capital and financial advisory services for middle-market companies across the United States. Prior to founding St. Charles Capital, Mr. Franson was a Managing Director at The Wallach Company, which was subsequently sold to KeyCorp, the parent of KeyBanc Capital Markets. Prior to joining The Wallach Company, Mr. Franson was a partner at Boettcher and Company, a regional investment-banking firm located in Denver. Mr. Franson began his career as an equity analyst at Pacific Mutual Insurance Company, located in Newport Beach, California. Mr. Franson had previously served as a member of our Board of Directors from 2001 until 2005. Currently, he is the Chairman of the Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. Mr. Franson brings to the Board his background and expertise in investment banking, including substantial experience in financial analysis and financial advisory services, merger and acquisition transactions and a wide variety of capital raising and financing transactions.

Richard A. Roman has been a director of the Company since 2003. Mr. Roman has served as our CEO since March 29, 2010, and as President since October 5, 2010. In connection with his appointment as CEO, Mr. Roman resigned his positions as Lead Director and as a member of the Board’s Audit and Compensation Committees. He was a member of our Audit and Compensation Committees since 2003 and 2005, respectively, and the Board’s Lead Director since November 2008. Previously, Mr. Roman was the President of Columbia Ventures Corporation, a private investment company which historically has focused principally on the international metals and telecommunications industries. Prior to joining Columbia Ventures Corporation in 1992, Mr. Roman was a partner at Coopers & Lybrand, an independent public accounting firm. Mr. Roman brings to the Company his knowledge and experience as a partner at a large national independent public accounting firm as well as his more recent management experience as an executive officer of a private investment company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTOR. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE ELECTION OF THE BOARD’S NOMINEES UNLESS A VOTE WITHHOLDING AUTHORITY IS SPECIFICALLY INDICATED. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Compensation Philosophy and Objectives. The Board of Directors and executive management at the Company believe that the performance and contribution of our executive officers are critical to our overall success. To attract, retain, and motivate the executives to accomplish our business strategy, the Compensation Committee establishes executive compensation policies and oversees executive compensation practices at the Company.

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual and long-term goals, and which aligns executives’ interests with those of the shareholders by rewarding performance that exceeds established goals, with the ultimate objective of improving shareholder value.

The Compensation Committee also evaluates compensation programs to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives. The Compensation Committee believes our executive compensation packages should include both cash and share-based compensation that reward performance as measured against established goals.

The Compensation Committee did not use a compensation consultant in 2010.

Process for Setting Executive Compensation. The Compensation Committee annually reviews and approves compensation levels and pay mix for our executives.

•

The Compensation Committee generally does not utilize specific benchmark levels. Rather, the Compensation Committee considers broad, market based survey data, such as salary.com and WorldatWork.org, when assessing the competitiveness of compensation levels and pay mix for the CEO, CFO and other executives.

•

The Compensation Committee evaluates and considers our annual performance within the context of our long-term strategic plan, identifying areas in which expectations were exceeded, achieved or fell below stated goals. The structure of all incentive compensation plans is reviewed periodically to assure their linkage to the current objectives, strategies and performance goals.

•	The Compensation Committee evaluates and considers a variety of growth, profitability, return and shareholder value measures relative to historical performance, and relative to internal budgets.

•

There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee exercises business judgment in determining the appropriate level and mix of executive compensation in order to acknowledge the value of time spent on our business through cash and align director and shareholder interests through equity.

•

The Compensation Committee uses subjective individual performance as a factor in making its decisions. The Compensation Committee and the CEO annually review the performance of each named executive officer (other than the CEO whose performance is reviewed by the Compensation Committee). Based on these reviews, the Compensation Committee makes compensation decisions, including salary adjustments and annual bonus awards, for the named executive officers.

•	The Compensation Committee reviews the total compensation of each named executive officer each year.

Elements of Compensation. For the year ended December 31, 2010, the principal components of compensation for executive officers were:

•	base salary;

•	performance-based incentive compensation;

•	discretionary incentive compensation;

•	long-term equity incentive awards (restricted stock units and performance awards);

•	retirement benefits; and

•	perquisites and other personal benefits.

Base Salary. We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries are determined for each executive based on his or her position and responsibility, using market data. In addition, we consider the individual performance of each executive, and conduct internal reviews of each executive’s compensation to ensure equity among executive officers. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries are based on the Compensation Committee’s assessment of the individual executive’s performance. Due to continuing economic conditions, no pay increases were given to the named executive officers in 2010. In 2009, we furloughed employees, including executive officers, as part of our cost reduction activities. This furlough had the effect of reducing base salaries in 2009.

Performance-Based Incentive Compensation. We provide executive officers and other employees with incentive compensation to incentivize and reward them for high performance and achievement of corporate goals. The incentive compensation program gives the Compensation Committee the latitude to award cash incentive compensation to executive officers and others as a reward for our growth and profitability, and places a significant percentage of each executive officer’s compensation at risk. Awards are based on our achievement of certain financial performance measures for the year, including sales and net income measures. For 2010, there was no performance-based incentive compensation for the executive officers as a result of our failure to achieve applicable performance targets.

Long-Term Equity Incentive Awards. In 2008, we began providing long-term equity incentive awards to executive officers and certain designated key employees. The long-term equity incentive awards are designed to ensure that our executive officers and key employees have a continuing stake in our long-term success. In addition, the awards emphasize pay-for-performance. Terms and conditions of the awards are determined on an annual basis by the Compensation Committee. The amount of the initial equity award was determined based on a percentage of the recipient’s salary, and ranged from twelve and one-half percent to eighty percent, depending on the grade level of the employee. Under the grant, twenty percent of the award was in the form of restricted stock units (“RSUs”), and eighty percent of the award was in the form of performance share awards (“PSAs”). RSUs are service based and entitle the holder to one share of Common Stock at the end of the vesting period (generally the vesting occurs annually over a three-year period), subject to continued employment. RSUs are designed to attract and retain executive officers and others by providing them with the benefits associated with the increase in the value of the Common Stock during the vesting period, while incentivizing them to remain with us long-term. PSAs are performance- and service-based, and entitle the holder to receive one share of Common Stock, generally based on the achievement of a three-year earnings per share result compared to a pre-established target. The number of PSAs and, therefore, the number of shares awarded at the end of a performance period can range from zero to 225% of the target award. Vesting of the awarded PSAs generally occurs following the end of the performance period, subject to continued employment. PSAs serve several purposes. They have value to the holder only if threshold earnings per share goals are achieved during their performance measurement period (generally three-year) and they serve as a retention tool because awards made for the attainment of the targeted earnings per share goals vest equally over two years following the performance measurement period. Additionally, the holders benefit further if they are successful in increasing the value of our Common Stock.

Due to continuing economic conditions, no grants were awarded in 2010 under the long-term equity incentive program.

Concurrent with the implementation of the long-term equity incentive awards, we adopted a requirement that over the next five years executive officers must accumulate, and hold thereafter, one times their then-current annual salary in Common Stock.

Retirement Benefits. In order to provide competitive total compensation, we offer our executive officers and certain designated key employees a nonqualified retirement savings plan (the “Deferred Compensation Plan”), which provides executive officers and others with the opportunity to defer salary and bonus compensation for a period of years or until termination of employment. Executive officers who defer salary or bonus under the Deferred Compensation Plan are credited with market-based returns. We may make a discretionary matching contribution based on deferrals made by each participant. In addition, we will make a contribution based on a target benefit projected for each participant. The target benefit projected is 1% of base salary in the year before attaining normal retirement age per year of employment (up to 35 years) with us. For 2010, deferred compensation match accounted for approximately 3% and 9% of the total compensation for the Presidents and the other executive officers, respectively.

We also offer a qualified 401(k) defined contribution plan. The ability of executive officers to participate fully in this plan is limited under IRS and ERISA requirements. The 401(k) plan encourages employees to save for retirement by investing on a regular basis through payroll deductions.

Perquisites and Other Personal Benefits. We provide executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract, retain and motivate employees for key positions. We are selective in our use of perquisites, utilizing perquisites that are commonly provided, the value of which is generally modest. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers. The primary perquisites are car allowances, club membership dues, life insurance premiums and infrequent payments of spousal travel.

Executive Compensation and Risk. Although a substantial portion of the compensation paid to our executive officers is performance-based, we believe our executive compensation programs do not encourage excessive and unnecessary risk-taking by our executive officers because these programs are designed to encourage our executive officers to remain focused on both the short-term and long-term operational and financial goals of the Company. We achieve this balance through a combination of elements in our overall compensation plans, including: elements that reward different aspects of short-term and long-term performance; incentive compensation that rewards performance on a variety of different measures; awards that are paid based on results averaged out over several years; and awards paid in cash and awards paid in shares of the Company’s stock, to encourage alignment with the interests of shareholders.

Summary of Cash and Certain Other Compensation

The following table reflects compensation earned by each person who served as our CEO during 2010, our CFO, and each of the three of our other most highly compensated executive officers, for the years ended December 31, 2010, 2009 and 2008 (the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total ($)
Richard A. Roman(5)	2010	$343,000	$177,500	(6)	$—	$368,460	$—	$—		$888,960
Director, Chief Executive Officer and President

Brian W. Dunham(7)	2010	459,300	—		—	—	—	182,931	(8)	642,231
Director, Chief Executive Officer and President	2009	559,000	—		96,805	—	—	74,420	(8)	730,225
	2008	570,000	720,069		525,183	—	242,028	75,728	(8)	2,133,008

Gary A. Stokes	2010	288,000	—		—	—	—	54,479	(9)	342,479
Senior Vice President	2009	282,500	—		36,669	—	—	61,806	(9)	380,975
	2008	288,000	150,080		199,009	—	89,410	66,693	(9)	793,192

Robert L. Mahoney	2010	248,000	—		—	—	—	40,414	(10)	288,414
Senior Vice President	2009	243,250	—		31,582	—	—	44,722	(10)	319,554
	2008	248,000	324,261		171,377	—	75,536	47,324	(10)	866,498

Stephanie J. Welty	2010	245,000	—		—	—	—	45,845	(11)	290,845
Senior Vice President, Chief Financial Officer and Corporate Secretary	2009	240,250	—		31,188	—	—	25,810	(11)	297,248
	2008	245,000	283,534		104,314	—	12,250	16,059	(11)	661,157

Winsor J.E. Jenkins	2010	167,200	—		—	—	—	55,462	(12)	222,662
Vice President	2009	164,000	—		12,415	—	—	53,283	(12)	229,698
	2008	167,200	185,723		67,435	—	27,964	51,571	(12)	499,893

(1)	Includes amounts earned in each of the respective years, even if deferred.

(2)	Annual bonus represents amount earned for the year. Actual payments may be made over subsequent years.

(3)	The amounts included in this column represent the aggregate grant date fair value of restricted stock units and performance share awards granted during the years reported in accordance with FASB ASC Topic 718. The amounts reported for the performance share awards assume that the awards are paid out at the probable outcome, which is consistent with the amounts we have recorded in our financial statements. There were no restricted stock units or performance share awards granted during 2010. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2010 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(4)	The amounts included in this column represent the aggregate grant date fair value of stock options granted in accordance with FASB ASC Topic 718. The stock options awarded in 2010 were in connection with Mr. Roman’s appointment as CEO. There were no other stock option awards to named executive officers in 2010, 2009, or 2008.

(5)	Mr. Roman succeeded Mr. Dunham as CEO in March 2010 and as President in October 2010.

(6)	Amount is a discretionary cash bonus awarded to Mr. Roman by the Compensation Committee for his efforts and individual performance in 2010.

(7)	Mr. Dunham resigned from his position as the CEO effective as of March 29, 2010, and resigned as our President and as a member of our Board of Directors effective as of October 5, 2010.

(8)	Amount includes $117,161 in 2010 paid by us pursuant to the terms of Mr. Dunham’s separation agreement, $38,948, $42,701 and $43,706 in 2010, 2009 and 2008, respectively, contributed by us to Mr. Dunham’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Dunham’s qualified 401(k) defined contribution plan, life insurance premiums, annual automobile allowance, club membership dues and spousal travel expenses.

(9)	Amount includes $31,746, $32,811 and $34,426 in 2010, 2009 and 2008, respectively, contributed by us to Mr. Stokes’ nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Stokes’ qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(10)	Amount includes $16,673, $19,545 and $19,825 in 2010, 2009 and 2008, respectively, contributed by us to Mr. Mahoney’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Mahoney’s qualified 401(k) defined contribution plan, club membership dues, annual automobile allowance and spousal travel expenses.

(11)	Amount includes $22,929, $2,945 and $0 in 2010, 2009 and 2008, respectively, contributed by us to Ms. Welty’s nonqualified retirement savings plan, and amounts paid by us for contributions to Ms. Welty’s qualified 401(k) defined contribution plan and annual automobile allowance.

(12)	Amount includes $34,606, $30,122 and $30,331 in 2010, 2009 and 2008, respectively, contributed by us to Mr. Jenkins’s nonqualified retirement savings plan, and amounts paid by us for contributions to Mr. Jenkins’s qualified 401(k) defined contribution plan and annual automobile allowance.

Grants of Plan-Based Awards

The following table reflects grants of long-term equity incentive awards granted to each of the eligible named executive officers for the year ended December 31, 2010. An award of 24,000 options was made to Mr. Roman pursuant to his employment agreement entered in to on March 29, 2010; no other awards were made.

Name	Grant Date		All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Richard A. Roman	3/29/2010	(1)	24,000	$24.15	$15.35
Brian W. Dunham	—		—	—	—
Gary A. Stokes	—		—	—	—
Robert L. Mahoney	—		—	—	—
Stephanie J. Welty	—		—	—	—
Winsor J.E. Jenkins	—		—	—	—

(1)	The amount included in this column represents the aggregate grant date fair value of options granted in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2010 Report on Form 10-K.

Outstanding Equity Awards at 2010 Fiscal Year End

The following table sets forth, for each of the named executive officers, the equity awards made to each such named executive officer that were outstanding at December 31, 2010.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable		Unexercisable
Richard A. Roman	7,000	(1)	—	$10.310	5/13/2013	—		$—
	2,000	(2)	—	14.000	5/11/2014	—		—
	2,000	(3)	—	22.070	5/10/2015	—		—
	2,000	(4)	—	28.310	5/9/2016	—		—
	2,000	(5)	—	34.770	5/30/2017	—		—
	24,000	(6)	—	24.150	3/29/2020	—		—

Brian W. Dunham	38,571	(7)	—	14.000	5/15/2011	—		—
	12,798	(8)	—	17.900	5/23/2012	—		—

Gary A. Stokes	13,791	(7)	—	14.000	05/15/2011	—		—
	4,373	(8)	—	17.900	05/23/2012	—		—
	—		—	—	—	107	(9)	2,571
	—		—	—	—	807	(10)	19,392
	—		—	—	—	2,560	(11)	61,517
	—		—	—	—	4,845	(12)	116,425

Robert L. Mahoney	9,286	(7)	—	14.000	05/15/2011	—		—
	2,986	(8)	—	17.900	05/23/2012	—		—
	—		—	—	—	92	(9)	2,211
	—		—	—	—	695	(10)	16,701
	—		—	—	—	2,204	(11)	52,962
	—		—	—	—	4,172	(12)	100,253

Stephanie J. Welty	—		—	—	—	91	(9)	2,187
	—		—	—	—	686	(10)	16,485
	—		—	—	—	2,178	(11)	52,337
	—		—	—	—	4,122	(12)	99,052

Winsor J.E. Jenkins	—		—	—	—	36	(9)	865
	—		—	—	—	273	(10)	6,560
	—		—	—	—	867	(11)	20,834
	—		—	—	—	1,641	(12)	39,433

(1)	These options were granted on May 13, 2003 and vested immediately.

(2)	These options were granted on May 11, 2004 and vested immediately.

(3)	These options were granted on May 10, 2005 and vested immediately.

(4)	These options were granted on May 9, 2006 and vested immediately.

(5)	These options were granted on May 30, 2007 and vested immediately.

(6)	These options were granted on March 29, 2010 and vested immediately.

(7)	These options were granted on May 15, 2001 and vested in sixty equal monthly installments beginning on June 15, 2001, and were fully vested on May 15, 2006.

(8)	These options were granted on May 23, 2002 and vested in sixty equal monthly installments beginning on June 23, 2002, and were fully vested on May 23, 2007.

(9)	These RSUs were granted on August 18, 2008 and will vest on August 18, 2011.

(10)	These RSUs were granted on April 15, 2009 and vest as follows: 50% on March 15, 2011; and 50% on March 15, 2012.

(11)	These performance stock awards were granted on August 18, 2008 and vest as follows, dependent upon achievement of the performance conditions: 50% in February 2011; and 50% in February 2012.

(12)	These performance stock awards were granted on April 15, 2009 and will vest in March 2012, dependent upon achievement of the performance conditions.

2010 Option Exercises and Stock Vesting

The following table sets forth, for each named executive officer, the number of shares acquired upon option exercises and vesting of stock awards during 2010, and the related value realized upon such exercises and vesting. All vesting of stock awards was as a result of awards granted in prior years, as no awards were made in 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Richard A. Roman	—	$—	—	$—
Brian W. Dunham	35,945	379,471	4,601	106,929
Gary A. Stokes	13,405	141,517	1,743	40,511
Robert L. Mahoney	8,582	90,600	1,501	34,890
Stephanie J. Welty	—	—	1,212	27,871
Winsor J.E. Jenkins	—	—	592	13,754

(1)	This column shows the number of shares underlying the options exercised in 2010 by the named executive officers. The actual number of shares received by these individuals from options exercised in 2010 (net of shares used to cover the exercise price, if so elected) was as follows: Mr. Roman – 0; Mr. Dunham – 15,732; Mr. Stokes – 5,867; Mr. Mahoney – 3,756; Ms. Welty – 0; and Mr. Jenkins – 0.

(2)	The value realized is based on the difference between the market price at the time of exercise of the options and the applicable exercise price.

(3)	This column shows the number of shares acquired on vesting in 2010 by the named executive officers. The actual number of shares received by these individuals from shares vested in 2010 (net of shares used to cover the applicable income taxes, if so elected) was as follows: Mr. Roman – 0; Mr. Dunham – 3,489; Mr. Stokes 1,308; Mr. Mahoney – 748; Ms. Welty – 910; Mr. Jenkins – 460.

(4)	The value realized on vesting is based on the closing market price multiplied by the number of shares of stock vested on the applicable vesting date.

2010 Nonqualified Deferred Compensation

The following table sets forth, for each named executive officer under our Deferred Compensation Plan, the amounts of the contributions made by each executive, the contributions made by us, the earnings generated by the investments within the Plan, and the balance of each named executive officer’s account under the Deferred Compensation Plan for the year ended December 31, 2010.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End
Richard A. Roman	$—	$—	$—	$—
Brian W. Dunham	7,500	38,948	83,453	659,903
Gary A. Stokes	17,280	31,746	77,932	623,937
Robert L. Mahoney	9,920	16,673	88,270	701,314
Stephanie J. Welty	12,250	22,929	5,419	49,778
Winsor J.E. Jenkins	10,032	34,606	19,666	161,262

(1)	These contributions are also reported in the All Other Compensation Column of the Summary Compensation Table.

(2)	A portion of the amounts in the Aggregate Balance at Last Fiscal Year-End column were reported in the Summary Compensation Table of previous years in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions).

Change in Control Agreements

We have entered into change in control agreements (the “Agreements”) with our executive officers. Each of the Agreements is for a term ending July 19, 2011, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one year unless either party gives 90 days prior written notice that the term of an agreement shall not be so extended. If a “Change in Control” (as defined in the Agreements and described below) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment is terminated within two years after a Change in Control either by us without “Cause” (as defined in the Agreements and described below) or by the executive officer for “Good Reason” (as defined in the Agreements and described below), the executive officer will be entitled to receive his or her full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to two years’ base salary (one year in the case of Mr. Jenkins) and (ii) an amount equal to two times (one times in the case of Mr. Jenkins) the average cash bonuses paid to the executive officer during the previous three years. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made to an executive officer would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, an executive officer may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

If an executive officer’s employment is terminated within two years after a Change in Control either by us for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his or her full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

For purposes of the Agreements, a “Change in Control” includes (i) any merger or consolidation transaction in which we are not the surviving corporation, unless our shareholders immediately before such transaction have the same proportionate ownership of common stock of the surviving corporation in the transaction, (ii) the acquisition by any person of 30 percent or more of our total combined voting power, (iii) the liquidation or the sale or other transfer of substantially all of our assets, and (iv) a change in the composition of the Board of Directors during any two-year period such that the directors in office at the beginning of the period and/or their successors who were elected by or on the recommendation of two-thirds of the directors in office at the beginning of the period do not constitute at least a majority of the Board of Directors. For purposes of the Agreements, “Good Reason” includes (i) an adverse change in the executive officer’s status, title, position(s) or responsibilities or the assignment to the executive of duties or responsibilities which are inconsistent with the executive officer’s status, title or position, (ii) a reduction in the executive officer’s base salary or the failure to pay compensation otherwise due to the executive officer, (iii) a requirement that the executive officer be based anywhere other than within 10 miles of his or her job location before the Change in Control, (iv) our failure to continue any compensation or employee benefit plan or program in effect before the Change in Control or any act or omission that would adversely affect the executive officer’s continued participation in any such plan or program or materially reduce the benefits under such plan or program, and (v) our failure to require any of our successor to assume our obligations under the Agreements within 30 days after a Change in Control. For purposes of the Agreements, “Cause” means the willful and continued failure to satisfactorily perform the duties assigned to the executive officer within a certain period after notice of such failure is given and commission of certain illegal conduct.

The following table shows the potential payments to named executive officers upon termination for the reasons described below. The amounts shown assume that the employment of each executive was terminated effective as of December 31, 2010.

Executive Benefits and Payments Upon Termination	Termination Without Cause or Voluntary Termination for Good Reason	Termination Without Cause or Voluntary Termination for Good Reason, after a Change in Control	Termination For Cause or Voluntary Termination Without Good Reason	Termination as a Result of Disability or Death
Mr. Roman
Base Salary	$1,325,000	$1,325,000	$—	$530,000
Bonus	—	—	—	—
Health and Insurance Benefits	—	—	—	—
Earned Vacation	10,000	10,000	10,000	10,000

Mr. Stokes
Base Salary	$—	$576,000	$—	$—
Bonus	—	214,000	—	—
Health and Insurance Benefits	—	28,000	—	—
Earned Vacation	20,000	20,000	20,000	20,000

Mr. Mahoney
Base Salary	$—	$496,000	$—	$—
Bonus	—	178,000	—	—
Health and Insurance Benefits	—	41,000	—	—
Earned Vacation	19,000	19,000	19,000	19,000

Ms. Welty(1)
Base Salary	$—	$490,000	$—	$—
Bonus	—	42,000	—	—
Health and Insurance Benefits	—	33,000	—	—
Earned Vacation	24,000	24,000	24,000	24,000

Mr. Jenkins
Base Salary	$—	$251,000	$—	$—
Bonus	—	44,000	—	—
Health and Insurance Benefits	—	11,000	—	—
Earned Vacation	3,000	3,000	3,000	3,000

(1)	Ms. Welty resigned as CFO effective January 20, 2011.

Employment Agreements

Richard A. Roman. We entered into an Amended and Restated Employment Agreement (the “Roman Employment Agreement”) with Mr. Roman effective April 21, 2011. The Roman Employment Agreement provides for an annual base salary of $530,000 and eligibility to participate in our cash and stock incentive plans and all other employee benefit plans available to our employees. The Roman Employment Agreement is for a term ending on June 30, 2012. If Mr. Roman’s employment is terminated for Cause (as defined in the Roman Employment Agreement), or if Mr. Roman terminates his employment without Good Reason (as defined in the Roman Employment Agreement), or in the event of Mr. Roman’s death or disability, we will pay Mr. Roman’s base salary through the date of termination. If Mr. Roman’s employment is terminated by the Company without Cause or if Mr. Roman terminates his employment for Good Reason, we will continue to pay Mr. Roman’s base salary for the remainder of the term of the Roman Employment Agreement. Mr. Roman will be paid an additional amount equal to his annual base salary if his employment is terminated: (i) by the Company without Cause; (ii) by Mr. Roman for Good Reason; (iii) as a result of Mr. Roman’s death or disability; or (iv) as a result of the expiration of the term of the Roman Employment Agreement. The Roman Employment Agreement contains certain noncompetition provisions that apply to Mr. Roman’s activities during the term of the Roman Employment Agreement and for a period of one year after the later of the date of termination of the Roman Employment Agreement or the date the last payment is made under the Roman Employment Agreement.

William R. Tagmyer. We entered into an Amended and Restated Employment Agreement (the “Tagmyer Employment Agreement”) with Mr. Tagmyer effective December 31, 2008. The Tagmyer Employment Agreement was for a term ending on December 31, 2010, unless terminated earlier by the parties. The Tagmyer Employment Agreement provided that through 2010, Mr. Tagmyer was to receive a base salary of $150,000 per year.

Separation Agreements

Brian W. Dunham. We entered into a Separation Agreement and Release (the “Dunham Separation Agreement”) with Brian W. Dunham on October 5, 2010. Pursuant to the terms of the Dunham Separation Agreement, the Company will pay Mr. Dunham an amount equal to his base salary of $570,000 over the twelve months ending October 5, 2011, and Mr. Dunham will be available to consult with the Company during that period. The Company will also pay the premiums for continuation of Mr. Dunham’s health insurance coverage during that period. The Dunham Separation Agreement also includes provisions relating to, among other things, a release of claims against the Company, confidentiality and cooperation.

Stephanie J. Welty. We entered into a Separation Agreement and Release (the “Welty Separation Agreement”) with Stephanie J. Welty on January 20, 2011. Pursuant to the terms of the Welty Separation Agreement, the Company will pay Ms. Welty an amount equal to her base salary of $245,000 over the twelve months ending January 20, 2012, and Ms. Welty will be available to consult with the Company during that period. The Company will also pay the premiums for continuation of Ms. Welty’s health insurance coverage for a period of eighteen months. Ms. Welty also received a cash payment of $100,000 and the vesting of 777 Restricted Stock Units held by her was fully accelerated. The Welty Separation Agreement also includes provisions relating to, among other things, a release of claims against the Company, confidentiality and cooperation.

Director Compensation

Members of the Board of Directors who are also our employees do not receive additional compensation for serving as directors. Each nonemployee director receives a $24,000 annual retainer, $1,250 for each Board meeting attended and $500 for each meeting of a committee of the Board attended. The Audit Committee Chairperson receives an additional annual retainer of $7,500, and the Compensation Committee Chairperson and Nominating and Governance Committee Chairperson receive an additional annual retainer of $5,000 and $5,000, respectively. In addition, in 2010 each nonemployee director received an award of $45,000, payable in cash, shares of the Company’s Common Stock, or a combination thereof, at each director’s election. Our members of the Board of Directors are also reimbursed for travel expenses incurred in attending board meetings.

Director Compensation Table. The following table reflects compensation earned by the directors for the year ended December 31, 2010, with the exception of Mr. Dunham, whose compensation is included in the Summary of Cash and Certain Other Compensation table above.

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	All Other Compensation	Total
William R. Tagmyer(3)	$—	$—	$174,407	$174,407
Richard A. Roman(4)	23,500	—	—	23,500
James E. Declusin(5)	19,750	45,000	40,000	104,750
Michael C. Franson	64,750	45,000	—	109,750
Wayne B. Kingsley	81,250	45,000	—	126,250
Keith R. Larson	104,500	22,500	—	127,000

(1)	As of December 31, 2010, each director had the following number of options outstanding: Mr. Franson – 2,000; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Roman – 39,000; Mr. Tagmyer – 0.

(2)	On December 22, 2010, 1,890 shares of common stock were granted to Messrs. Declusin, Franson and Kingsley, and 945 shares of common stock were granted to Mr. Larson pursuant to our 2007 Stock Incentive Plan. The amount included in this column represents the amount recognized by us in 2010 for financial statement reporting purposes for the fair value of the common stock awarded. The assumptions used to calculate the grant date fair value for the stock awards are in Note 11 to the Consolidated Financial Statements included in Part II – Item 8, “Financial Statements and Supplementary Data” of our 2010 Report on Form 10-K. These amounts do not correspond to the actual value that will be recognized by the named executives.

(3)	Amount includes $150,000 base salary, amounts contributed to Mr. Tagmyer’s qualified 401(k) defined contribution plan and amounts paid by us for his automobile allowance.

(4)	Mr. Roman has served as CEO since March 29, 2010, and as President since October 5, 2010. Mr. Roman has been a member of the Board of Directors and Audit Committee since 2003, the Compensation Committee since 2005 and the Board’s Lead Director since November 2008. In connection with his appointment as CEO, Mr. Roman resigned his positions as Lead Director and as a member of the Board’s Audit and Compensation Committees.

(5)	Mr. Declusin was paid $40,000 during 2010 for management consulting services provided to the Company.

Compensation Committee Interlocks and Insider Participation

Messrs. Franson, Larson and Declusin, all of whom were independent directors, served on the Compensation Committee in 2010. Mr. Roman resigned his position as Lead Director and as a member of the Board’s Audit and Compensation Committees effective March 29, 2010, upon his appointment as the Company’s Chief Executive Officer.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	201,052	$17.64	408,434
Equity compensation plans not approved by security holders(2)	—	—	—

Total	201,052	17.64	408,434

(1)	Consists of our 2007 Stock Incentive Plan, 1995 Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee directors.

(2)	We do not have any equity compensation plans or arrangements that have not been approved by shareholders.

(3)	The weighted-average exercise price set forth in this column is calculated excluding outstanding RSUs and performance stock awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael C. Franson

Keith R. Larson

James E. Declusin

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2010, there has not been any transaction or series of transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than the Separation Agreement and Release entered into by the Company and Brian W. Dunham on October 5, 2010, the Separation Agreement and Release entered into by the Company and Stephanie J. Welty on January 20, 2011, the matters described in the following paragraph, and compensation arrangements with the Company’s executive officers and directors, all on terms described under “Executive Compensation” above.

Under Oregon law, our articles of incorporation and certain indemnification agreements to which we are a party, we have an obligation to indemnify, or we have otherwise agreed to indemnify, certain of our current and former directors and officers with respect to current and future investigations and litigation, including the matters described below under “Certain Litigation.” In connection with some of these pending matters, we are required to, or we have otherwise agreed to, advance, and have advanced, legal fees and related expenses to certain of our current and former directors and officers and expect to continue to do so while these matters are pending. The amount advanced by the Company as of April 21, 2011 for the named individuals aggregated approximately $145,000. Each of the individuals is required by Oregon law and the Company’s articles of incorporation to execute an undertaking to repay such expenses if they are finally found not to be entitled to indemnification under Oregon law and the Company’s articles of incorporation. The Company expects to receive reimbursement from its insurance carriers for a portion of the amounts advanced.

The Audit Committee is responsible for the review and approval of all related party transactions. Although the Audit Committee does not have written policies and procedures with respect to the review of related party transactions, we intend that any such transactions will be reviewed by the Audit Committee and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of shares with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by us with respect to 2010, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, officers and persons who own more than ten percent of a registered class of the Company’s equity securities have been complied with for 2010, except that Mr. Declusin failed to report one grant of stock on a timely basis that was subsequently filed on a Form 5.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The table below sets forth certain information, as of April 25, 2011, regarding the beneficial ownership of the Common Stock by: (i) each person known by the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) each of the named executive officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors, director nominees and executive officers as a group. The address of each of the named executive officers and directors is c/o Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Shares	Percent
Eagle Asset Management, Inc.(2)	1,204,411	12.9%
880 Carillon Parkway
St. Petersburg, FL 33716
Invesco Ltd(3)	842,949	9.1%
1555 Peachtree Street NE
Atlanta, GA 30309
Heartland Advisors, Inc.(4)	675,850	7.3%
789 North Water Street
Milwaukee, WI 53202
Dimensional Fund Advisors LP(5)	644,150	6.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
BlackRock, Inc.(6)	588,174	6.3%
40 East 52nd Street
New York, NY 10022
Royce & Associates LLC(7)	537,135	5.8%
745 Fifth Avenue
New York, NY 10151
William R. Tagmyer	29,250	*
Richard A. Roman	43,500	*
Brian W. Dunham	201,101	2.1%
Stephanie J. Welty	2,241	*
Robin A. Gantt	—	*
Gary A. Stokes	36,296	*
Robert L. Mahoney	23,968	*
Winsor J.E. Jenkins	1,147	*
Michael C. Franson	13,455	*
James E. Declusin	1,890	*
Wayne B. Kingsley	33,748	*
Keith R. Larson	2,220	*
All directors and executive officers as a group (12 persons)	189,795	4.1%

(*)	Represents beneficial ownership of less than one percent of the outstanding Common Stock.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 25, 2011 are considered outstanding for the purpose of calculating each person’s percentage of Common Stock owned, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of stock options that are exercisable within 60 days of April 25, 2011 is as follows: Mr. Declusin – 0;

Mr. Dunham – 51,369; Mr. Franson – 2,000; Ms. Gantt – 0; Mr. Jenkins – 0; Mr. Kingsley – 12,000; Mr. Larson – 0; Mr. Mahoney – 12,272; Mr. Roman – 39,000; Mr. Stokes – 18,164; Mr. Tagmyer – 0; and all directors and executive officers as a group – 83,452.

(2)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Eagle Asset Management, Inc. on January 27, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G/A states Eagle Asset Management, Inc. has sole voting and dispositive power with respect to 1,204,411 shares of Common Stock.

(3)	The information as to beneficial ownership is based on a Schedule 13G/A filed with the SEC by Invesco Ltd. on February 10, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G/A states Invesco Ltd. has sole voting and dispositive power with respect to 842,949 shares of Common Stock.

(4)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Heartland Investors, Inc. on February 10, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G states Heartland Investors, Inc. has shared voting power with respect to 657,250 shares of Common Stock and dispositive power with respect to 675,850 shares of Common Stock.

(5)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G states Dimensional Fund Advisors LP has sole voting power with respect to 625,310 shares of Common Stock and sole dispositive power with respect to 644,150 shares of Common Stock.

(6)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by BlackRock, Inc. on April 13, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G states BlackRock, Inc. has sole voting and dispositive power with respect to 588,174 shares of Common Stock.

(7)	The information as to beneficial ownership is based on a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 18, 2011, reflecting its beneficial ownership of Common Stock as of December 31, 2010. The Schedule 13G states that Royce & Associates, LLC has sole voting and dispositive power with respect to 537,135 shares of Common Stock.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal No. 2)

Deloitte & Touche LLP has been appointed by the Audit Committee to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2011. Deloitte & Touche LLP served as the Company’s independent registered public accountants for the year ended December 31, 2010. Although the Company is not required to seek shareholder approval of this appointment, the Board of Directors believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for shareholder rejection and will reconsider the appointment for future periods. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees for services billed or expected to be billed by the Company’s principal accountant, Deloitte & Touche LLP, for the audit of the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
Audit fees(1)	$703,125	$2,676,229
Audit-related fees(2)	30,000	30,000
Tax and All Other Fees	—	—

Total fees	$733,125	$2,706,229

(1)	Audit fees include fees for audits of the annual financial statements, including required quarterly reviews, and the audit of the Company’s internal control over financial reporting, and fees of approximately $1.6 million in 2009 related to the Company’s Audit Committee investigation of certain accounting matters as discussed in the Company’s Annual report on Form 10-K for the year ended December 31, 2009.

(2)	Audit-related fees include fees billed for audits of the Company’s employee benefit plans’ 2009 financial statements, and fees estimated for audits of the Company’s employee benefit plans’ 2010 financial statements.

To help assure independence of the independent auditors, the Audit Committee has established a policy whereby all services of the principal accountant or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis services may instead be approved by the Chief Executive Officer or the Chief Financial Officer. One hundred percent of the fees shown in the principal accountant fees schedule for 2010 and 2009 were approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR RATIFICATION OF SUCH APPOINTMENT UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), and recently adopted SEC regulations, the Board of Directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote on the compensation of our Named Executive Officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The text of the resolution is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

The Company urges you to read the disclosure under “Compensation Discussion and Analysis,” which begins on page 13 and discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the Summary Compensation Table and other related compensation tables and narrative disclosure which provide additional details about the compensation of each individual who served as our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers for 2010. We have designed our executive compensation structure to attract, retain and motivate executives who can accomplish our business strategy, and whose interests are aligned with those of our shareholders. We believe that our executive compensation program does not encourage excessive and unnecessary risk-taking by our executives but, rather, encourages our executives to remain focused on both the short-term and long-term operational and financial goals of the Company.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT AND AS DESCRIBED ABOVE PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE EXCHANGE ACT.

ADVISORY VOTE ON FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 4)

In accordance with the Dodd-Frank Act, the Board of Directors is asking shareholders to approve an advisory resolution on the frequency with which the advisory vote on executive compensation set forth above will be held.

The advisory vote on the frequency of the advisory vote on executive compensation is a non-binding vote as to how often the executive compensation advisory vote should occur: every one year, every two years or every three years. You may either vote for one of these alternative frequencies or, if you desire, abstain from voting on this matter. The text of the resolution to be voted upon is as follows:

“RESOLVED, that the shareholders of Northwest Pipe Company approve, on an advisory basis, having the shareholder vote on the compensation of the Company’s named executive officers listed in the annual proxy statement occur with the frequency (i.e., every one year, every two years or every three years) for which the highest number of votes are cast at the Company’s 2011 annual meeting of shareholders.”

After considering the benefits and consequences of each option for the frequency of the say-on-pay advisory vote, the Board of Directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company. Therefore, the Board recommends that you vote for conducting the advisory vote on executive compensation every year.

The Board believes that an annual advisory vote on executive compensation provides the highest level of accountability and communication. An annual vote will allow shareholders to provide the Company with direct input on the executive compensation information presented in the proxy statement each year. Additionally, an annual advisory vote is consistent with the Company’s policy of engaging in discussions with shareholders on corporate governance and compensation matters.

The option of every one year, every two years or every three years that receives the highest number of votes cast by shareholders will be deemed to be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because the final vote is advisory in nature and therefore not binding on the Company, the Board of Directors may decide that it is in the best interests of the shareholders and the Company to hold the advisory vote on executive compensation more or less frequently than the option approved by shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF “1 YEAR” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION. PLEASE NOTE THAT SHAREHOLDERS ARE NOT VOTING TO APPROVE OR DISAPPROVE THE BOARD OF DIRECTORS’ RECOMMENDATION REGARDING THIS MATTER. YOU MAY CHOOSE TO VOTE FOR 1 YEAR, 2 YEARS OR 3 YEARS AS THE FREQUENCY OF THE SAY-ON-PAY ADVISORY VOTE OR YOU MAY CHOOSE TO ABSTAIN.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2012 proxy statement. Any such proposal must be received by the Company not later than December 30, 2011, which the Company believes is a reasonable time before it will begin to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

CERTAIN LITIGATION

On November 20, 2009, a complaint against us, captioned Richard v. Northwest Pipe Co. et al., No. C09-5724 RBL, was filed in the United States District Court for the Western District of Washington. A similar complaint, captioned Plumbers and Pipefitters Local Union No. 630 Pension-Annuity Trust Fund v. Northwest Pipe Co. et al., No. C09-5791 RBL, was filed against us in the same court on December 22, 2009. In addition to the Company, Brian W. Dunham, our former President and CEO, and Stephanie J. Welty, our former CFO, are named as defendants. In each of these actions, the plaintiff is allegedly a purchaser of our stock and asserts that defendants violated Section 10(b) of the Exchange Act by making false or misleading statements between April 23, 2008 and November 11, 2009. Plaintiff seeks to represent a class of persons who purchased our stock during that period, and seeks damages for losses caused by the alleged wrongdoing. The Richard action and the Plumbers action were consolidated on February 25, 2010. A consolidated amended complaint was filed by the plaintiff on December 21, 2010, and our motion to dismiss was filed on February 25, 2011, as were similar motions filed by the individual defendants. The Company and the individual defendants intend to vigorously defend against these claims.

On March 3, 2010, the Company was served with a derivative complaint, captioned Ruggles v. Dunham et al., No. C10-5129 RBL, and filed in the United States District Court for the Western District of Washington. The Company is a nominal defendant in this litigation. Plaintiff seeks to assert, on the Company’s behalf, claims against Brian W. Dunham, Stephanie J. Welty, William R. Tagmyer, Keith R. Larson, Wayne B. Kingsley, Richard A. Roman, Michael C. Franson and Neil R. Thornton. The asserted basis of the claims is that defendants breached fiduciary duties to the Company by causing the Company to make improper statements between April 23, 2008 and August 7, 2009. Plaintiff seeks to recover, on the Company’s behalf, damages for losses caused by the alleged wrongdoing. This action has been stayed until after the Court has ruled on the motions to dismiss the securities class action described above. This litigation is at a very early stage and, at this time, it is not possible to predict its outcome.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2011 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders (including Form 10-K) for the year ended December 31, 2010 accompanies this Proxy Statement. The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s Common Stock entitled to vote at the Annual Meeting, additional copies of the Company’s Annual Report. Written requests should be mailed to the Corporate Secretary, Northwest Pipe Company, 5721 SE Columbia Way, Suite 200, Vancouver, Washington, 98661.

By Order of the Board of Directors,

/s/ Richard A. Roman

Richard A. Roman

President and Chief Executive Officer

Vancouver, Washington

April 29, 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

NORTHWEST PIPE COMPANY

INTERNET http://www.proxyvoting.com/nwpx

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

[GRAPHIC APPEARS HERE] If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR ON PROPOSAL 4.

2. Ratification of appointment of Deloitte & Touche LLP as the

FOR WITHHOLD *EXCEPTIONS

1. ELECTION OF DIRECTORS ALL FOR ALL Company’s independent registered public accounting firm for

Nominees: the year ending December 31, 2011.

01 Wayne B. Kingsley 3. Advisory Vote on Executive Compensation

02 William R. Tagmyer

Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FORTHE NOMINEES NAMED ABOVE.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE 1 YEAR ON THE FOLLOWING PROPOSAL.

1 year 2 years 3 years Abstain

4. Advisory Vote on Frequency of the Shareholder Advisory Vote on Executive Compensation.

5. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

Will Attend Meeting YES

Mark Here for

Address Change

or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

You can now access your Northwest Pipe Company account online.

Access your Northwest Pipe Company account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Northwest Pipe Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2010 Annual Report to Shareholders are available at: www.nwpipe.com/proxy

FOLD AND DETACH HERE

NORTHWEST PIPE COMPANY

Proxy for Annual Meeting of Shareholders to be Held on June 14, 2011

The undersigned hereby names, constitutes and appoints William R. Tagmyer and Richard A. Roman, or each of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Northwest Pipe Company (the “Company”) to be held at 9:00 a.m. local time in Portland, Oregon on Tuesday, June 14, 2011 at the Heathman Hotel, 1001 SW Broadway, Portland, OR 97205 and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on April 25, 2011, with all the powers that the undersigned would possess if he or she were personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ITEMS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR 1 YEAR ON PROPOSAL 4, AND IN ACCORDANCE WITH THE RECOMMENDATION OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED SHAREHOLDER HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY OTHER PROXY OR PROXIES PREVIOUSLY GIVEN.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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